SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2009

PLASTINUM POLYMER TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52128	20-4255141

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code: (310) 651-9972

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2009, the Compensation Committee of the Board of Directors of the Registrant authorized and approved, and the Registrant entered into, an Amendment to Stock Option Agreement with respect to the April 18, 2008 grants to each of Jacques Mot, the Registrant’s President and Chief Executive Officer, and Nils Berten, the Registrant’s Chief Operating Officer (together, the “Amendments”), of Options under the 2006 Long-Term Incentive Plan exercisable for shares of the Issuer’s Common Stock (the “2008 Option Agreements”).  The Amendments were entered into pursuant to the authority granted to the Compensation Committee in the 2008 Option Agreements to modify the terms of vesting of the Options granted under the 2008 Option Agreements.  Each of the Amendments (i) acknowledges that one-third of the Options granted under the 2008 Option Agreements are no longer eligible for vesting and have expired and (ii) modifies the vesting conditions for the remaining Options with regards to the establishment of factories so as to clarify that they may be established anywhere in the world, including through a joint venture or subsidiary.  Under the 2008 Option Agreements as amended by the Amendments, (i) up to 9,600,000 Options remain granted to Jacques Mot and (ii) up to 4,000,000 Options remain granted to Nils Berten; all subject to vesting as set forth in the 2008 Option Agreements as amended by the Amendments.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description of Exhibit

10.1	Amendment to Stock Option Grant Agreement between the Registrant and Jacques Mot, dated January 2, 2009.
10.2	Amendment to Stock Option Grant Agreement between the Registrant and Nils Berten, dated January 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLASTINUM POLYMER TECHNOLOGIES CORP.

Dated: January 6, 2009	By: /s/ Jacques Mot
Jacques Mot
President and CEO